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                                                                       EXHIBIT 5

              [TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]

                               September 12, 2001



Board of Directors
TransCommunity Bankshares Incorporated
2320 Anderson Highway
Powhatan, Virginia   23139

Ladies and Gentlemen:

          This letter is in reference to Amendment No. 2 to the Registration Statement on Form SB-2 dated September 12, 2001, filed by TransCommunity Bankshares Incorporated (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 1,500,000 shares of Common Stock, $0.01 par value per share (the "Shares"), which Shares are proposed to be offered by the Company at a purchase price of $10.00 per share in a non-underwritten offering as described in the Registration Statement.

          We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

          Based upon such examination, it is our opinion that the aforementioned Shares, when subscribed and paid for and issued, will be validly issued, full paid and nonassessable under the laws of the Commonwealth of Virginia.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement forming a part of the Registration Statement.

                         Very truly yours,



                         /s/ TROUTMAN SANDERS MAYS & VALENTINE LLP